Exhibit 3.1

GRAMERCY PROPERTY TRUST
ARTICLES OF AMENDMENT

Gramercy Property Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The declaration of trust of the Trust (the “Declaration of Trust”) is hereby amended to provide that, immediately upon the Effective Time (as defined below), every three (3) issued and outstanding common shares of beneficial interest (the “Common Shares”), $0.01 par value per share, of the Trust which were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding Common Share, $0.03 par value per share.

SECOND: No fractional Common Shares will be or remain issued upon such amendment and each shareholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by three times the average closing price of the Common Shares as reported by the New York Stock Exchange for the three consecutive trading days ending on the date on which the Effective Time occurs.

THIRD: The amendment to the Declaration of Trust as set forth above has been duly approved by at least a majority of the entire Board of Trustees as required by Maryland REIT Law. The amendment set forth herein is limited to a change expressly authorized by Section 8-501(f)(3) of the Maryland REIT Law to be made without action by the shareholders of the Trust.

FOURTH: There has been no increase in the authorized shares of beneficial interest of the Trust effected by the amendment to the Declaration of Trust as set forth above.

FIFTH: These Articles of Amendment shall become effective at 5:00 p.m. Eastern time on December 30, 2016 (the “Effective Time”).
SIXTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Chief Financial Officer on this 30th day of December, 2016.

	ATTEST:		GRAMERCY PROPERTY TRUST

	/s/ Jon W. Clark	By:	/s/ Benjamin P. Harris (SEAL)
Name:	Jon W. Clark	Name:	Benjamin P. Harris
Title:	Chief Financial Officer	Title:	President

[Signature Page to Reverse Share Split Amendment]